Free Writing Prospectus to Preliminary Pricing Supplement No. 19,031

Registration Statement Nos. 333-293641; 333-293641-01

Dated September 24, 2026; Filed pursuant to Rule 433

Morgan Stanley

4.5-Year Worst-Of SX5E and SPX Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 10, 2031
Underlying indices:	EURO STOXX 50® Index (SX5E) and S&P 500® Index (SPX)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + the greater of (i) $1,000 x the index percent change of the worst performing underlying index and (ii) the upside payment

●If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than 25% from its respective initial index value to its respective final index value:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:	$431.50 per security (43.15% of the stated principal amount)
Downside threshold value:	75% of the initial index value
Index performance factor:	With respect to each underlying index, the final index value divided by the initial index value
Initial index value:	With respect to each underlying index, the index closing value on the pricing date
Final index value:	With respect to each underlying index, the index closing value on the valuation date
Index percent change:	With respect to each underlying index, (final index value − initial index value) / initial index value
Valuation date:	April 7, 2031, subject to postponement for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October 7, 2026
Original issue date:	October 13, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781LWU0 / US61781LWU06
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226047175/ms19031_424b2-32039.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying index, which could be either underlying index. The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the worst performing underlying index over the term of the securities.

The Worst Performing Underlying Index
The Securities
$1,000 + $431.50
Upside Payment
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-25%
-20%
0%
20%
40%
43.15%
60%
80%
100%
Percentage Change in Final Index Value

% Change in Index Closing Value of the Worst Performing Underlying Index	Return on the Securities
+100.00%	100.00%
+80.00%	80.00%
+60.00%	60.00%
+43.15%	43.15%
+40.00%	43.15%
+20.00%	43.15%
+10.00%	43.15%
+5.00%	43.15%
0.00%	43.15%
-5.00%	43.15%
-10.00%	43.15%
-25.00%	43.15%
-26.00%	-26.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $953.70 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the securities is not equivalent to investing in the underlying indices.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of both underlying indices.

●Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index.

●The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying indices could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.